Exhibit 10.27

Relocation Policy Applicable to Executive Officers

The following relocation policy applies to all Company Associates holding the position of Divisional Vice President or above, including the Company’s named executive officers.

Family Dollar Stores Inc. Temporary Housing and Relocation Guidelines for Relocating Associates

I.              General Information

A.           Introduction

The purpose of this policy is to minimize any personal expense and inconvenience you may have due to relocating your household effects at the direct request of Family Dollar Stores Inc.

This communication states the relocation assistance program for those employees who are transferred at the Company’s request.  If you request a transfer, expenses to relocate are your responsibility.

The Corporate Relocation Specialist for company paid relocation shall make all expense item arrangements.  These items include, but are not limited to, temporary housing, house hunting and actual moving expenses including any lump sum payments.

B.             Effective Date

This policy is effective on February 3rd, 2003.  Any moves prior to this effective date will be handled according to the agreed upon relocation assistance outlined in the relocating individual’s Terms of Employment.

C.             Eligibility

The benefit group upon which you are entering determines the Tier.  You are eligible for Tier 1.

D.            Employee Relocation Expense Agreement

The Employee Relocation Expense Agreement form explains the terms of the Relocation and Temporary Housing benefits for which you are eligible.  You will receive this information at the time of offer.  You will also receive a copy of the form to sign and return to your Recruiter.  If this paperwork is not signed, then you are not eligible for the benefits.  By signing this form, you agree to all of the terms and will not deviate from them.  Any questions should be directed to the Family Dollar Recruiter or in absence of the Recruiter, the Hiring Manager.  Once this form is received, the Relocation Specialist will contact you to start the process.

E.              Administration

The Human Resources Department will be responsible for relocation development, vendor selection, administration and management.  All requests for information concerning the provisions of this policy should be directed to Family Dollar’s Corporate Human Resources Department (Relocation Specialist) at (800) 547-0359 ext. 4461 or (704) 847-6961 ext. 4461.

II.            Procedures

A.           The Relocation Specialist will assist you in relocation by:

1.               Providing appropriate forms required for you to complete.

2.               Contacting the moving company.  The moving company representative will in turn call you to coordinate your move and conduct a pre-move survey.  Please take advantage of the tips the moving company provides.

3.               Serve to interpret and clarify details of this policy.

B.             Packing and Loading

1.               You or your representative should be present during packing and loading to see that the goods are packed carefully and fully inventoried.  Let the moving company do all of the packing.  Any items packed by you are not the carrier’s liability.  Contents of the boxes should be written on the outside of the box and transferred to the inventory.  We also recommend that you do not leave articles in drawers and bureaus.  If you do, they are shipped uninventoried and make it difficult or impossible to prove a loss.

2.               Never allow the moving company to pack and move such items as money, valuable paper, jewelry or other pieces of extraordinary or sentimental value.  Carry these items with you.

3.               As the packer loads your furniture, they will make notations regarding the furniture’s condition.  Discuss these notations with the packer, and do not sign the inventory until you agree to the conditions noted.

4.               It is your responsibility to thoroughly check to make sure all goods have been placed on the van before departing.  Claims for forgotten items are generally declined.

5.               The bill of lading (i.e. inventory) must be signed by you and the moving company driver.  Be sure to retain a copy for your records, as this is your key to ensuring proper settlement of any claim.

C.             Valuation (Insurance) Coverage

Family Dollar Stores Inc. will cover items in the moving van up to $75,000.  Any amount in excess of $75,000 Family Dollar Stores Inc. will bill you for the difference.  The moving company will also pay for damages of sets and pairs.  For example, if one lamp breaks then the carrier will replace both of your lamps.

Family Dollar Stores Inc. will pay for valuation coverage for household goods that are stored in a facility authorized and contracted by Family Dollar Stores Inc.

D.            Deliver and Unload

1.               You or your representative must be present at the time of delivery.  Upon delivery, check your inventory copy with the driver’s.  If there is no damage or loss to your shipment, write the words “no exceptions” and sign the driver’s inventory as well as the bill of lading.

2.               Exceptions need to be noted explicitly per item and number on the driver’s inventory, specify the nature and extent of damage or loss and sign the inventory sheets.  Make the same notations on your copy and ask the driver to sign both.  Sign the bill of lading and write “exceptions noted” next to your name.

3.               Unloading is the responsibility of the carrier.

E.              Claims

Claims for loss or damage should be filed immediately with the moving company according to its procedure.

F.              Expense Reporting Reimbursement

1.               Expense Reports – Please fill out all applicable areas of your expense report and give it to your manager for their approval. It is suggested that you retain copies of everything, for your files, in case of a discrepancy.

2.               Receipts – All expense reports must have original receipts attached.  You will not be reimbursed for non-receipt items.  For mileage, calculate the number of miles traveled and multiply by $.26 to determine your reimbursement amount.

G.             Taxes

Under the Internal Revenue Code effective January 1, 1994, moving expenses fall into two different types:

•                  Qualified Moving Expense Reimbursements:  These are limited to the actual cost of:

•                  Transportation of household goods and personal effects and

•                  Travel (including lodging, but not meals) to the new residence on the day of the move.

•                  Non-Qualified Moving Expense Reimbursements:

•                  This includes all other reimbursed moving expenses.

Any amount reimbursed by Family Dollar Stores Inc. to employees for non-qualified moving expenses or amounts in excess of the actual qualified moving expenses paid or incurred must be included in gross income and will be reported on a W-2 form.

Taxable relocation expenses are considered wages received for services rendered and are subject to all applicable withholding.  Expenses paid by Family Dollar Stores Inc., other than those under the IRS definition of qualified moving expense reimbursements, as outlined above, are included in the gross wages of the employee.  You are responsible for paying any taxes associated with non qualified moving expenses.

III.           Employee Reimbursement

A.           Terms

If you voluntarily resign within twelve (12) months of your effective start date at the new location, you will reimburse Family Dollar Stores Inc. for those expenses incurred by the company.  Examples of expenses incurred are, but not limited to, temporary housing, house hunting trips, lump sum and actual moving.

If Family Dollar Stores Inc. incurs any costs or expenses, including but not limited to attorney fees, in the collection of this debt, you agree to pay the attorney fees and expenses associated with the collection of their debt.  In addition, if the associate is late in making payments or fails to make any payments under this Agreement, Family Dollar Stores Inc. may in its sole discretion make all monies owed to it immediately due and payable.

B.             Reimbursement Plan

You will pay back an amount equal to one-twelfth (1/12) of the total cost incurred by Family Dollar Stores Inc. for each month of the commitment not met.  Divide the total amount of the move by twelve (12) to get the payment and then multiply the payment amount by the number of months the commitment was not met.

IV.           Moving Expenses

A.           Family Dollar Stores Inc. authorizes the following:

1.                 Packing, loading and delivery of normal household goods of the employee’s primary residence.  Items included in this pack are: Grandfather/Grandmother clocks, breakables, crating, mattresses, wardrobes, and upholstery/fine finish wrap for furniture.

2.                 Valuation (insurance) coverage up to $75,000.

3.                 Actual covered expenses are described under Relocation Summary – Tier 1.

B.             Family Dollar Stores Inc. will not pay for the moving of special items not normally associated with the movement of household goods or effects to include the following: (This is not an exclusive list)

1.               Pets

2.               Unpacking

3.               Popup, travel camper, or utility trailers

4.               Hot tub, spa, or tanning bed

5.               3rd party service on all appliances

6.               Live plants, shrubs or trees

7.               Currency, securities, other valuable papers, jewelry and precious stones or metals

8.               Firewood, flagstones, bricks, lumber and other construction materials

9.               Perishable food items

10.         Ammunition or explosives

11.         Combustible liquids, open cans of paint, etc

12.         Buildings, storage sheds, awnings, fences, cabanas, gazebos, outside oil tanks, etc

13.         Cleaning or maid service

14.         Disconnect or hook up of television, radio antennas, CATV or satellites

15.         Assembly or disassembly of furniture, tool sheds, playhouses, etc

C.             The cost of the actual move will be billed directly to Family Dollar Stores Inc. provided the employees uses the moving vendor Family Dollar Stores Inc. selects.  The use of other moving companies not contracted directly by Family Dollar Stores Inc. is not allowed and expenses WILL NOT BE REIMBURSED.  By contracting with one moving company, we are able to :

1.               Provide consistency in the moving process

2.               Ensure there is a clear understanding with the mover as to which expenses are covered and which are not

3.               Obtain an estimate of moving expenses to the Company for planning purposes.

V.            Temporary Housing

Family Dollar Stores Inc. may provide you with temporary housing. Your Tier determines eligibility.  You are eligible for up to 90 days of temporary housing.

Corporate:

The company will pay for the direct leasing costs of a fully furnished apartment for up to 90 days, including monthly rent, electricity, water and basic cable.  Expenses incurred by you include phone set up and monthly telephone bill.  You will be provided with information on how to set up your phone when the first contact is made with the Relocation Specialist.

Vacating the apartment earlier than your agreed upon time, requires that you give the Relocation Specialist a 30 day notice. If you wish to assume your own lease with the apartment complex, after the temporary housing expires, it is your responsibility to make arrangements with the apartment complex.  Family Dollar Stores Inc. assumes no charges after the stated amount of time has expired.

Remote Locations:

Arrangements will go through the designated individual for that location.  Your contact person is ____________________.

VI.           Real Estate Assistance

You may be reimbursed for certain actual, documented expenses relating to the real estate commissions paid by you on the sale of your house within six (6) months of actual start date.  You must submit verification of the amount spent to your supervisor for reimbursement.  The amount given will not exceed $5,000. You are required to pay any taxes associated with this money.  Real Estate Assistance is considered income, and is taxable.  You are required to pay any taxes associated with this.

VII.         Storage of Household Goods

You are eligible to receive up to 60 days of paid storage.  Family Dollar Stores Inc. also selects the vendor for storage.  It will be the associate’s responsibility to pay for storage if they request a special facility.  Family Dollar Stores Inc. will not pay for climate controlled storage or for storage of cars.

VIII.        Travel

A.           Pre-Move Travel

1.               You are eligible for two (2) house hunting trips up to three (3) days and two (2) nights.

2.               Employee authorized to be accompanied on each trip with one (1) additional traveler.  Any other travelers will be the responsibility of the employee.

3.               Reimbursement will only be made you and your companion.

4.               Reasonable priced lodging and meals will be reimbursed for you and your companion.  You must fill out an expense report, attach original receipts and forward to your supervisor for signature.

B.             En Route Reimbursement

Family Dollar Stores Inc. will reimburse you the cost of transportation and lodging for you and the members of your household while traveling from your former home to your new home. You are eligible to receive two (2) nights of lodging, and reimbursement for up to 2 cars at $.26 per mile.

Airfare is only authorized if your move is over 500 miles.  Please do not make the arrangements on your own.  If you are eligible for transportation via airfare, please contact the Relocation Specialist.

This trip is considered business and it must go through our Internal Travel and Relocation Department.  Pets are not included in the flight arrangements.

En route expense does not cover any expenses at the former location.  En route expenses begin upon traveling from the old location for the final move; i.e. lodging or expenses incurred while traveling to the new location.  Receipts are required for all expenses submitted for reimbursement (other than personal automobile mileage).  Side trips, vacations or excessive mileage will not be covered.

IX.           Automobile Shipment

Expenses associated with the shipping of vehicles to the employee’s new location are Tier specific.  You are eligible for:

Tier 1

Less than 250 miles	Drive all None moved by carrier
250 – 500 miles	Drive 1 Move 1 by carrier
500+ miles	Move 2 by carrier Fly- Employee and Family